EXHIBIT 32.1

RULE 13a - 14(b) CERTIFICATIONS OF PRINCIPAL EXECUTIVE OFFICER AND CHIEF
FINANCIAL OFFICER

Pursuant to 18 U.S.C. Section 1350, the undersigned officers of Source Interlink Companies, Inc. (the “Corporation”) hereby certify that the Corporation’s Annual Report on Form 10-K/A for the year ended January 31, 2008 (the “Report”) fully complies with the requirements of Sections 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Corporation.

Date: May 30, 2008

/s/ MICHAEL R. DUCKWORTH
Name: Michael R. Duckworth
Title: Chairman of the Board of Directors

/s/ MARC FIERMAN
Name: Marc Fierman
Title: Chief Financial Officer